Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter “Agreement”), entered into as of this 30th day of September, 2009, is by and between Richard Wickett on the one hand, and Post, Buckley, Schuh & Jernigan, Inc. and The PBSJ Corporation (collectively “PBSJ”) on the other hand. The Agreement between the parties is as follows:

I. DEFINITIONS

A. Post, Buckley, Schuh & Jernigan, Inc. (“PBS&J Inc.”) shall mean and include for purposes of this Agreement Post, Buckley, Schuh & Jernigan, Inc., a Florida corporation, and its predecessors, successors, parents, subsidiaries or affiliates.

B. The PBSJ Corporation (“PBSJ Corp.”) shall mean and include for purposes of this Agreement The PBSJ Corporation, a Florida corporation, and its predecessors, successors, parents, subsidiaries or affiliates.

C. Richard Wickett (“Wickett”) shall mean and include for purposes of this Agreement the individual known as Richard Wickett, including his heirs, beneficiaries, executors, administrators, successors and assigns, all in their capacity as such.

II. RECITALS

A. WHEREAS, Wickett was employed by PBSJ until on or about 2005 and served as its Chief Financial Officer and Chairman;

B. WHEREAS, Wickett entered into a Buy/Sell Agreement (“Wickett Buy/Sell Agreement”) dated February 28, 2005, with PBSJ;

C. WHEREAS, after Wickett was no longer employed by PBSJ, disputes arose regarding outstanding financial obligations between the parties, including with respect to the Wickett Buy/Sell Agreement, and PBSJ’s claims of set-off;

D. WHEREAS, pursuant to its bylaws, PBSJ repurchased Wickett’s common stock when Wickett terminated employment with PBSJ and issued promissory notes (“Notes”) to Wickett in partial payment therefor at a price that was later adjusted and disclosed to Wickett and which reflected the fair market value of the stock at the time of its redemption;

E. WHEREAS, the Notes include the following (i) a note dated February 23, 2006, in the original principal amount of $1,242,000 bearing interest thereon at the rate of 7.5% per annum, payable in full on February 28, 2011, subject to certain conditions including PBSJ’s right to set-off against that amount in whole or in part based upon any claim it may have against Wickett, including any claims arising from any loss, liability, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value sustained by PBSJ, and (ii) a note dated February 13, 2007, in the original principal amount of $1,043,996.80 bearing interest thereon at the rate of 8.25% per annum, payable in full on February 28, 2012, subject to certain conditions including PBSJ’s right to set-off against that amount in whole or in part based upon any claim it may have against Wickett, including any claims arising from any loss, liability, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value sustained by PBSJ;

F. WHEREAS, certain controversies have arisen with respect to Wickett’s actions or inactions in the performance of his duties at PBSJ in connection with which PBSJ has claimed the right of set-off against amounts owed to Wickett;

G. WHEREAS, unless the disputes among the parties are resolved, substantial, expensive and lengthy litigation between the parties will occur;

H. WHEREAS, PBSJ and Wickett desire (i) to avoid the burden and expense of prolonged litigation, and (ii) to resolve amicably and in good faith all of the matters and issues potentially in dispute; and

I. WHEREAS, PBSJ and Wickett agree that by entering into an amicable resolution of such disputes, they are doing so without admitting any liability or wrongdoing of any nature whatsoever;

J. NOW, THEREFORE, for and in consideration of the acts, covenants, representations, payments, warranties and releases described and agreed to herein, the parties reach this Agreement, as set forth below.

III. TERMS

On and subject to the terms and conditions of this Agreement, and in full and final satisfaction and settlement of any disputes between PBSJ and Wickett concerning the Buy/Sell Agreement and any other agreements entered into between the parties, and all amounts owed by any party to the other, the parties agree to the following:

A. PBSJ shall, on or before September 30, 2009, pay Wickett the sum of $1,250,000 (the “Settlement Payment” for his stock notes) by wire transfer to Richard A. Wickett, Bank of America, ACH R/T                         , account number #                        . PBSJ and Wickett agree and acknowledge that the Settlement Payment is in full and complete satisfaction of all amounts owed to Wickett, including without limitation, the balance of the Notes (together with interest thereon) entered into between PBSJ and Wickett.

B. The parties agree to the releases set forth below.

C. Notwithstanding anything else set forth in this Agreement, the parties to this Agreement retain the right to enforce this Agreement.

IV. RELEASES

A. PBSJ’s Release of Wickett

With the exception of the rights and obligations of the parties specifically set forth in this Agreement, PBSJ hereby unconditionally and irrevocably releases and forever discharges from liability for any and all claims, controversies and causes of action of any kind or nature which PBSJ may have, now has, or ever had against Wickett, including but not limited to, all demands, actions, causes of action, controversies, declaratory judgment actions, cross-claims, counterclaims, debts, liquidated damages, common law claims, statutory claims, costs, expenses, attorneys’ fees, compensatory and punitive damages, compensation, any claims for profits, dividends or distributions, obligations, contract actions, quasi-contract actions, tort actions, equitable actions, controversies, and liabilities of any and every nature whatsoever in law or in equity, both past or present, and whether known or unknown, suspected or claimed, matured or unmatured, and whether or not contingent, which PBSJ ever had, now has, or may have had against Wickett. The parties acknowledge that this Release is a general release.

B. Wickett’s Release of PBSJ

With the exception of the rights and obligations of the parties specifically set forth in this Agreement, Wickett hereby unconditionally and irrevocably releases and forever discharges PBSJ and all of its respective parents, subsidiaries, affiliates and divisions, as well as each of their respective present, former and future shareholders, investors, partners, members, principals, owners, employees, advisors, officers, directors, managers, consultants, predecessors, successors, and assigns, and any other person, entity, representative or agent acting or purporting to act for or on behalf of PBSJ, all in their capacity as such (collectively the “PBSJ Released Parties”), from liability for any and all claims, controversies and causes of action of any kind of nature which Wickett may have, now has, or ever had against the PBSJ Released Parties, including but not limited to, all demands, actions, causes of action, controversies, declaratory judgment actions, cross-claims, counterclaims, debts, liquidated damages, common law claims, statutory claims, costs, expenses, attorneys’ fees, compensatory and punitive damages, compensation, any claims for profits, dividends or distributions, obligations, contract actions, quasi-contract actions, tort actions, equitable actions, controversies, and liabilities of any and every nature whatsoever in law or in equity, both past or present, and whether known or unknown, suspected or claimed, matured or unmatured, and whether or not contingent, which Wickett ever had, now has, or may have had against the PBSJ Released Parties. The parties acknowledge that this Release is a general release.

V. FURTHER REPRESENTATIONS, COVENANTS AND PROVISIONS

A. No Admission of Liability. The parties hereto understand, acknowledge and agree that, by entering into this Agreement, no party is admitting any liability or wrongdoing to any other party, but that this Agreement instead is made by and between them solely as a compromise and for the purpose of settling their disputes, controversies and differences.

B. Non-Disparagement. Wickett agrees not to disparage PBSJ or otherwise say or do anything that would tend to (i) damage or interfere with the business prospects of PBSJ; (ii) injure or lower the reputation of PBSJ; or (iii) adversely affect PBSJ’s business relationships. This obligation shall extend to remarks concerning PBSJ, its members, partners, shareholders, employees, officers and directors.

C. Entire Agreement. This Agreement represents the entire, fully integrated agreement between the parties with respect to the subject matter hereof. No additional obligations or understandings shall be inferred from any of the terms of this Agreement, as all obligations, agreements, and understandings with respect to the subject matter hereof are solely and expressly set forth herein. No modification or waiver of, addition to, or deletion from the terms of this Agreement shall be effective unless first reduced to writing and signed by the parties.

D. Enforceability. In the event one or more terms, phrases or provisions of this Agreement shall be declared or adjudged invalid or void by a court, tribunal, or other body of competent jurisdiction, this Agreement, absent such term(s), phrase(s) or provision(s), shall remain in full force and effect. Except with respect to the matters released herein, the provisions, representations, rights and obligations of the respective parties hereunder shall survive the execution and delivery of this Agreement and the payments as contemplated herein.

E. Independent Legal Advice. Each party affirmatively warrants and represents to the other party that he or it has received independent legal advice with respect to the advisability of entering into this Agreement and of making the covenants, representations, warranties, releases and promises provided for herein and, in signing this Agreement, that he or it has relied solely upon his or its own independent judgment and advice of his or its respective legal counsel regarding the proper, complete and agreed upon consideration for and language of this Agreement.

F. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

G. Attorneys’ Fees. In the event that either party retains the services of an attorney to enforce any of his or its rights hereunder, the prevailing party shall be entitled to receive from the other party all costs and expenses including (but not limited to) court costs and attorneys’ fees, expert fees and the expenses of litigation (whether in a court of original jurisdiction or one or more courts of appellate jurisdiction) incurred by him or it in connection therewith.

H. Construction. For purposes of construction of the terms of this Agreement, no one of the parties shall be deemed the drafter hereof. In the event one or more terms, phrases or provisions of this Agreement shall be declared or adjudged invalid or void by a court, tribunal, or other body of competent jurisdiction, this Agreement, absent such term(s), phrase(s) or provision(s), shall remain in full force and effect.

I. Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument, and copies of signed pages received by facsimile or e-mail with pdf attachment shall constitute originals for all purposes, including for the purpose of any suit or motion to enforce this Agreement.

IN WITNESS WHEREOF, the undersigned agree to this Agreement and signify their acceptance and approval of all provisions contained therein. This Agreement is effective as of the day, month and year first above written.

The PBSJ Corporation

BY:	/s/ Donald J. Vrana
Donald J. Vrana, Senior Vice President, Chief Financial Officer

Post, Buckley, Schuh & Jernigan, Inc.

BY:	/s/ Benjamin P. Butterfield
Benjamin P. Butterfield, Senior Vice President, General Counsel

Richard Wickett

BY:	/s/ Richard Wickett
Richard Wickett

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